Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-143778) of Lloyds Banking Group plc of our report dated 25 February 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the segmental analysis described in Note 4 which is as of 13 May 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 20-F. We also consent to the reference to us under the heading “Selected Consolidated Financial Data” in this Annual Report on Form 20-F.

PricewaterhouseCoopers LLP
Edinburgh, United Kingdom
13 May 2010